EXHIBIT 10.8

                           DATABASE LICENSE AGREEMENT


                                     Between


                              Metromail Corporation


                                       and


                          American List Corporation and

                       American Student List Company, Inc.





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                           DATABASE LICENSE AGREEMENT

This Agreement is made as of the 1st day of July, 1994 (the "Effective Date") among American List Corporation, a Delaware corporation with its principal offices at 330 Old Country Road, Mineola, New York, 1 1501 ("ALC"), American Student List Company, Inc., a New York corporation with its principal offices at 330 Old Country Road, Mineola, New York, 11501 ("ASL") (ALC and ASL, collectively, "American List"), and Metromail Corporation, a Delaware corporation with its principal offices at 360 East 22nd Street, Lombard, Illinois 60148, ("Metromail").

     WHEREAS, American List and Metromail are both in the business of, among other things, compiling and licensing to others databases of information about individuals, including related information, such as addresses, ages and gender;

     WHEREAS, Metromail has compiled a database of information on college students, including school names and addresses, home addresses, school types, class years, fields of study and other pertinent information, and Metromail wishes to grant ASL an exclusive license to this database on the terms and conditions set forth in this Agreement;

     WHEREAS, ASL and Metromail both have compiled databases of information about children under the age of fifteen, and both ASL and Metromail wish to obtain options to license the other party's database regarding such individuals;

     WHEREAS, in connection with the above-described licenses, the parties wish to establish certain other terms and conditions which are necessary or desirable to make the licenses useful as a business matter;

     NOW, THEREFORE, in consideration of the premises and promises set forth in this Agreement, the parties agree as follows:

1.0 Definitions

     l.l ASL Childrens' File. "ASL Childrens' File" shall mean a database of approximately 5,50O,000 records maintained by ASL about children between the ages of 2 and 14, inclusive, including parent and childrens' names (where available), address and either exact ages or year of birth.

     1.2 ASL College File. "ASL College File" shall mean information on known college students in any database maintained by ASL during the term of this Agreement, beginning with the 1994/1995 college compilation year, including student names and school addresses and, where available, type of student (on-campus or commuter), school names, home addresses and school types (e.g., two or four years), class years, fields of study and other pertinent information, whether derived from the Metromail College File or otherwise, as such databases exist as of the Effective Date, and as modified, updated and enhanced by ASL thereafter during the term of this Agreement.


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     1.3 ASL College Student at Home Files. "ASL College Student at Home Files"
shall mean the portion of the ASL College File that includes student names, home addresses and class year (where available), as updated by ASL during the term of this Agreement

     1.4 BehaviorBank File. "BehaviorBank File" shall mean such records of children between the ages of 14 and 17, inclusive, from Metromail's BehaviorBank database that Metromail is not restricted from providing to ASL, including names, grade or month and year of birth and exact age, where available, and date of compilation. Currently, Metromail has approximately 200.000 records since February 1993 available to send to ASL.

     1.5 College List. "College List" shall mean a list, file or database of individuals specifically identified as college students, whether or not containing student names or school addresses or school names, home addresses or school type (e.g., two or four years), or class years, fields of study or other pertinent information.

     1.6 College Student Index. "College Student Index" shall mean the College List maintained by Metromail, as it exists on the Effective Date. The parties acknowledge that, although the College Student Index is used to supplement Metromail's National Consumer Data Base from time to time, the College Student Index does not include any portion of Metromail's National Consumer Data Base or the information contained in it.

     1.7 Confidential Information. "Confidential Information" of American List or Metromail, respectively (each of which, for the purposes of this Section 1.7 only, is referred to as a "party"), shall mean all information relating to such party's business or affairs (including the business or affairs of its customers) that (a) is learned by the other party or disclosed to the other party in the course of performing or preparing to perform under this Agreement, and (b) is reasonably identified as confidential (by labeling or otherwise) or is confirmed as confidential in writing within ten (10) calendar days following the disclosure; provided, however, that Confidential Information of a party (the "disclosing party") does not include (v) information that is in the public domain or enters the public domain through no breach of this Agreement by the other party, (w) information possessed by the other party in written or other recorded form prior to the date of the Non-Disclosure Agreement, (x) information that is disclosed by or with the permission of the disclosing party to a third party on a non-confidential basis, (y) information that is developed by or on behalf of the other party by individuals who have not had access to or been exposed to the disclosing party's Confidential Information, or (z) information rightfully disclosed to the other party by a third party without continuing restrictions on its use or disclosure. From and after the Effective Date, the BehaviorBank File and College Student Index will be considered part of Metromail's Confidential Information, and not American List's Confidential Information; and the ASL Childrens' File, the ASL College File, and the ASL College Student at Home File will be considered part of American List's Confidential Information, and not Metromail's Confidential Information.

     In addition to, but not in limitation of the foregoing, information learned during an audit of the type described in Section 5.0 that does not fall within any of clauses (v) through (z) above shall be deemed Confidential Information, whether or not so labeled or confirmed in writing. Further, the existence and terms of this Agreement will be deemed Confidential Information.


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2.0 Licenses and Options to Obtain Licenses.

     2.1 College Student Index.

     (a) Subject to ASL's payment of the royalties set forth in Section 2.1 (c) and compliance with the other terms and conditions of this Agreement, Metromail grants to ASL, effective as of the Effective Date:

          (i) a worldwide, exclusive license to use, reproduce, distribute and otherwise sublicense, and to make derivative works of, the College Student Index, provided that ASL will distribute (including by way of sublicense) the College Student Index or any portion thereof only in the same manner that ASL distributes the ASL College File, including to the same types of persons and pursuant to the same use restrictions and confidentiality obligations; and

          (ii) a copy of, and a worldwide, exclusive license to use, Metromail's source and client lists for the College Student Index, including at least name, address, contact person and amount of sales (such lists and the College Student Index to be delivered on or before July 11, 1994; the date on which these lists are delivered is hereinafter referred to as the "List Delivery Date").

     (b) During the term of this Agreement, Metromail agrees that it will not compile or broker, sell, rent, acquire or license to or from a third party a College List, but will have the right to continue marketing and renting through September 30, 1994 the portion of its College Student Index that contains information compiled during the 1993/1994 school year. From and after the Effective Date, Metromail also may use, reproduce, distribute and otherwise sublicense, and make derivative works of, the portion of the College Student Index that includes college student names, home addresses and class years, where available; provided that Metromail shall combine such information with all other household information carried on Metromail's databases and only market such information as individuals by exact age or age range. but not as known college students.

     (c) In consideration of the grant by Metromail to ASL of the exclusive license to the College Student Index and delivery of Metromail's client and source lists under Section 2.1 (a), ASL shall pay Metromail the following royalties:

                  Date                      Amount
               List Delivery Date         $600,000
               July 1, 1995                600,000
               July 1, 1996                600,000
               July 1, 1997                500,000
               July 1, 1998                500,000
               July I, 1999                500,000
               July 1, 2000                250,000
               July 1, 2001                250,000
               July 1, 2002                250,000
               July 1, 2003                150,000



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     Such royalties shall be due and payable by ASL notwithstanding the termination of this Agreement or the license granted under this Section 2.1, unless this Agreement is terminated by ASL in accordance with Section 8.2(b). Upon payment of $4,200,000 in royalties in the aggregate, the license to ASL will be fully paid-up and perpetual and, notwithstanding any other provision in this Agreement to the contrary, may not be terminated by Metromail.

     2.2 ASL College Student at Home Files.

     (a) During the term of this Agreement and subject to Metromail's payment of the royalties set forth in Section 2.2(b) and compliance with the other terms and conditions of this Agreement, American List grants to Metromail a worldwide, non-exclusive license to use, reproduce, distribute and otherwise sublicense, and to make derivative works of, the ASL College Student at Home Files, provided that Metromail shall combine such information with all other household information carried on Metromail's databases and only market such information as individuals by exact age or age range, but not as known college students. ASL shall deliver the first ASL College Student at Home File representing the 1994/1995 compilation year to Metromail on January 15, 1995 and shall provide updates on February 15, 1995 and April 15, 1995 representing the complete 1994/1995 compilation year. On each January 15 thereafter during the term of this Agreement, ASL shall deliver a newly compiled College Student at Home File representing that year's compilation data, and shall update such file on February 15 and April 15 to represent a complete compilation year. Each ASL College Student at Home File delivered to Metromail hereunder shall contain information that is as accurate, complete and up-to-date as the information in the ASL College File at the time of delivery.

     (b) In consideration of the grant by ASL to Metromail of the non-exclusive license to the ASL College Student at Home Files, Metromail shall pay ASL during the term of this Agreement an annual royalty of (i) $100,000 if ASL has delivered at least 3,500,000 College Student at Home File records by February 15; or (ii) the lesser of $100,000 or 2.5 (cents) per name delivered by April 15 if ASL has delivered less than 3,500,000 College Student at Home File records by February 15. Each such royalty payment shall be made within thirty (30) days following delivery to Metromail of February 15 update (if ASL delivers at least 3,500,000 records by such date) or the April 15 update (if ASL delivers less than 3,500,000 records by such date) of the College Student at Home File. Upon payment of the annual royalty specified herein, Metromail's license to ASL College Student at Home File for which payment has been made will be fully paid-up and perpetual and may not be terminated by ASL.

     (c) Metromail may elect not to receive the College Student at Home File and not to pay any of the royalties set forth in Section 2.2(b) for any compilation year by giving ASL written notice no later than the July 1 immediately preceding the compilation year that begins in September.


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     2.3 BehaviorBank File.

     (a) Metromail hereby grants to ASL an option to obtain a worldwide, non-exclusive license to the BehaviorBank File, with updates to be provided on a cycle specified by ASL. Such option shall be exercisable by ASL at any time during the term of this Agreement, and shall be exercised by providing written notice to Metromail in accordance with the provisions of Section
     10.1. If such option is exercised, Metromail grants to ASL a worldwide, non-exclusive license to use the BehaviorBank File to combine such data with other ASL children's information and, except as provided in Section 2.3(b) below, rent mailing lists or transfer, reproduce and distribute to third parties ASL databases to which information from the BehaviorBank File has been added. Such license shall be effective upon the date of exercise and continue during the term of this Agreement, subject to ASL's payment of the royalties set forth in Section 2.3(c) and compliance with the other terms and conditions of this Agreement. On or prior to the Effective Date, Metromail shall provide or shall have provided to ASL a representative sample of the Behaviorbank File containing approximately 50,000 records to enable ASL to evaluate the desirability of exercising the option granted herein.

     (b) ASL may not use the BehaviorBank File names or addresses or any derivative thereof, including any ASL files, lists, databases or indexes that have been combined with information from the BehaviorBank File, to rent mailing lists to, and may not transfer, reproduce and distribute any ASL databases that include information from the BehaviorBank File to, Donnelley Marketing, Inc., R.L. Polk, Inc. or TRW Marketing, Inc., unless the BehaviorBank File names and addresses are first deleted.

     (c) If ASL exercises its option to obtain a license to the BehaviorBank File, ASL shall pay Metromail 7.5(cents) for each not previously delivered record from the BehaviorBank File delivered to ASL. ASL will pay Metromail within thirty (30) days following each delivery of records. Upon such payment, ASL's license to the portion of the BehaviorBank File for which payment has been made will be fully paid-up and perpetual and may not be terminated by Metromail.

     2.4 ASL Childrens' File.

     (a) American List hereby grants to Metromail an option to obtain a worldwide, non-exclusive license to the ASL Childrens' File. Such option shall be exercisable by Metromail for a period of thirty (30) days from the Effective Date, and shall be exercised by providing written notice to ASL in accordance with the provisions of Section 10.1. If such option is exercised, ASL grants to Metromail a worldwide, non-exclusive license to use the ASL Childrens' File to combine such data with other Metromail children's information and, except as provided in Section 2.4(b) below, rent mailing lists or transfer, reproduce and distribute Metromail databases to which information from the ASL Children's File has been added to third parties. Such license shall be effective upon the date of exercise and continue during the term of this Agreement, subject to Metromail's payment of the royalties set forth in Section 2 4(c) and compliance with the other terms and conditions of this Agreement. On or prior to the Effective Date, American List shall


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     provide or shall have provided to Metromail a representative sample of the
     ASL Childrens' File containing approximately 100,000 records to enable Metromail to evaluate the desirability of exercising the option granted herein.

     (b) Metromail may not use the ASL Childrens' File names or addresses or any derivative thereof, including any Metromail files, lists, databases or indexes that have been combined with information from the ASL Childrens' File, to rent mailing lists to, and may not transfer, reproduce and distribute any Metromail databases that include information from the ASL Childrens' File to, Donnelley Marketing, Inc., R.L. Polk, Inc. or TRW Marketing, Inc., unless the ASL Childrens' File names and addresses are first deleted.

     (c) If Metromail exercises its option to obtain a license to the ASL Childrens' File, Metromail shall pay ASL 4.0(cents) for each not previously delivered gross record from the ASL Childrens' File delivered to Metromail. Metromail will pay ASL within thirty (30) days following delivery of the complete ASL Childrens' File. Upon such payment, Metromail's license to ASL Childrens' File will be fully paid-up and perpetual and may not be terminated by ASL.

3.0 Brokered Sales by Metromail.

     3.1 Authorization. During the term of this Agreement and subject to Metromail's payment of the fees set forth in Section 3.2 and compliance with the other terms and conditions of this Agreement, American List hereby grants Metromail, effective as of the Effective Date, the non-exclusive right to promote and market to third parties the ASL College File, and to solicit orders covered by the then-current ASL rate card on behalf of ASL for list production or other services relating to the ASL College File. So long as Metromail promotes and markets the ASL College File, Metromail will not promote or market a College File or list production or other services relating to a College File for any other person. Metromail will submit all such orders to ASL in a format specified by ASL. ASL will process and handle Metromail orders no differently than any other broker orders and will not unreasonably withhold approval of any Metromail orders. The withholding of approval on orders from customers that have been late in payment or that ASL in good faith considers undesirable in any respect shall not be considered unreasonable.

     3.2 Order Fulfillment Fees.

     (a) Except as provided in Sections 3.(b) or 3.2(d), Metromail will pay ASL 75% of its then current rate card (plus 100% of all selection surcharges as shown on the then-current ASL rate card) for all order fulfillment services provided by ASL on sales made by Metromail, regardless of the price at which Metromail sells such services.

     (b) For any sales of list services relating to the ASL College File that are sold by Metromail to American Express or Columbia House during the October 1, 1994 through September 31, 1997 period, Metromail will pay ASL the greater of (i) 75% of the amounts received by Metromail (without regard to ASL's rate card), plus 100% of all selection surcharges as shown on the then-current ASL rate card or (ii) in the case of American Express, $99,000 for each December 1 - November 30 period, and in the case


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     of Columbia House $28.13 per thousand names provided, plus 100% of all selection surcharges made by Metromail.

     (c) Metromail shall have the sole and unilateral right and obligation to determine the price at which it sells list services relating to the ASL College File, including any sales made to American Express or Columbia House. Metromail will pay ASL the amounts specified in Section 3.2(a) and the greater of the amounts specified in Section 3(b) regardless of the price at which Metromail sells its services.

     (d) All payments to be made by Metromail to ASL under this Section 3.0 shall be made within thirty (30) days after Metromail is paid in full by its customer; provided that if Metromail receives any partial payments from a customer and does not expect to receive full payment until a later date for any reason, then Metromail will pay ASL a proportionate share of the partial payment within thirty (30) days after receipt. Metromail shall have the sole right to pursue claims against its customers, but does not guarantee the collectibility of any amounts. Metromail shall not have any obligation to make any payment to ASL if Metromail is not paid by its customer. With respect to any partial payments received by Metromail or amounts agreed in settlement, Metromail shall be entitled to discount any amounts otherwise due and owing to ASL under Section 3.2(a) by the percentage by which the amounts owing by Metromail's customer were discounted.

     (e) Metromail shall provide ASL with a monthly accounting of ASL College File orders placed by Metromail that are paid and that are outstanding.

     4.0 Childrens' Exact Age Data

     4.1 Cost Sharing. During the term of this Agreement, ASL will bring exclusively to Metromail any and all opportunities it may have to acquire newly compiled or acquired data for children between 2-14 years of age that have no restrictions pertaining to Metromail. ASL will identify the source of the data (if permitted), the distribution of ages (to the extent known by ASL) and approximate acquisition/data entry costs or trade value. If the estimated gross acquisition/data entry cost or trade value does not exceed 15(cents) per children's record, Metromail shall pay ASL half of such costs. If the estimated gross acquisition/data entry cost or trade value exceeds 15(cents) per children's record, Metromail and ASL will meet, confer and decide if such acquisition is productive for both ASL and Metromail. If it is, the cost will be shared. If Metromail does not wish to participate in the list purchase, ASL may pursue the list purchase either alone or jointly with other parties for that acquisition. Metromail shall be allowed to participate with any such third parties in such a list purchase if the inclusion of Metromail would cause its cost to be 7.5(cents) per record or less, unless one or more of the third parties objects to the inclusion of Metromail. ASL will provide Metromail with copies of invoices, checks and other documentation reflecting ASL's costs of acquiring any data paid for by Metromail.

     4.2 License. If Metromail participates in the cost of acquisition/data entry or pays ASL a share of the value of data received in trade, Metromail shall receive a worldwide, royalty-free, non-exclusive license (or sublicense) from ASL to use, reproduce, distribute and otherwise


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sublicense, and to make derivative works of, such children's data, except as provided in Section 4.3 below.

     4.3 Exclusivity. If ASL and Metromail share in the cost of acquiring data under Section 4.1, each party agrees not to furnish such data to Donnelley Marketing, Inc., R.L. Polk Inc. or TRW Marketing, Inc. without the written permission of the other, except that ASL may provide R.L. Polk with up to 4,000,000 gross children's records per year matching households in R.L. Polk's existing database(s), to include surname only, home address, presence of a child and gender within the age ranges of 2-6, 7-12 and 13-18.

     4.4 Termination/Modification. Metromail may, by written notice provided to ASL no later than ninety (90) days prior to any one of the first nine anniversaries of the Effective Date, notify ASL that it wishes to (a) make its rights and obligations under this Section 4.0 non-exclusive, or (b) terminate its rights and obligations under this Section 4.0. If no such notice is given, Metromail will be deemed to have notified ASL that it wishes to continue the then-current arrangement. If Metromail notifies ASL that it wishes to enter into a non-exclusive relationship, ASL shall have the right, for the balance of the term of the Agreement, to share such acquistions with Metromail and others, with the cost of acquisition/data entry shared equally by each participant. If Metromail notifies ASL that it wishes to terminate its rights and obligations under this Section 4.0, ASL shall have the right, for the balance of the term of the Agreement, to share such acquisitions with others on such terms as ASL considers appropriate.

5.0 Audits. ASL and Metromail may, upon reasonable notice delivered to the other and during normal business hours, through independent certified public accountants, inspect the other's books and records relating to the use of the files, databases and other information affected by this Agreement, and the invoices relating to payments due by Metromail to ASL under Section 3.2(b), to confirm compliance with the terms of this Agreement. ASL and Metromail will each cooperate with the other in any such review, making all relevant books and records, and appropriate personnel, available to the other, and allowing the other to make copies of all relevant books and records. ASL and Metromail will each bear its own expenses of any such inspection and review initiated by it.

6.0 Representations and Warranties.

     6.1 American List. American List represents and warrants that:

     (a) American List owns all right, title and interest in and to the ASL Childrens' File, the ASL College Student at Home Files and the ASL College File and all intellectual property rights relating thereto, and has the right to grant the licenses, options and other rights set forth in Sections 2 2. 2.4 and 3.1;

     (b) American List has the right to possess the data included in the ASL Childrens' File, the ASL College Student at Home Files and the ASL College File. Neither Metromail's distribution (including through sublicenses) of such files, nor Metromail's provision of data from such files (for use on mailing lists or otherwise) will violate the rights of any third party;


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     (c) There is no pending or threatened claim or litigation relating to the
     ASL Childrens' File, any ASL College Student at Home File or the ASL College File;

     (d) Neither the ASL Childrens' File, the ASL College Student at Home Files nor the ASL College File nor any of the licenses, options or other rights granted by American List under this Agreement infringes, misappropriates or otherwise violates any copyright, trade secret or other intellectual property right of any third party;

     (e) All services performed by ASL in fulfillment of orders placed by Metromail under Section 3.0 will be performed in a good and workmanlike and in accordance with ASL's published specifications or documentation for such services; and

     (f) The transactions contemplated by this Agreement have been properly authorized on behalf of ALC and ASL; this Agreement is enforceable against ALC and ASL in f accordance with its terms (except as enforcement may be limited by bankruptcy or insolvency laws, or by general equitable principles); and the execution and delivery of this Agreement and the consummation of the transactions contemplated by it will not violate or cause a default under any agreement or obligation of ALC or ASL.

     6.2 Metromail. Metromail represents and warrants that:

     (a) Metromail owns all right, title and interest in and to the College Student Index and the BehaviorBank File and all intellectual property rights relating thereto, and has the right to grant the licenses and options set forth in Sections 2.1 and 2.3;

     (b) Metromail has the right to possess the data included in the College Student Index and the BehaviorBank File. Neither ASL's distribution (including through sublicenses) of such files, nor ASL's provision of data from such files (for use on mailing lists or otherwise) will violate the rights of any third party;

     (c) There is no pending or threatened claim or litigation relating to the College Student Index or the BehaviorBank File;

     (d) Neither the College Student Index nor the BehaviorBank nor any of the licenses or options granted by Metromail under this Agreement infringes, misappropriates or otherwise violates any copyright, trade secret or other intellectual property right of any third party; and

     (e) The transactions contemplated by this Agreement have been properly authorized on behalf of Metromail; this Agreement is enforceable against Metromail in accordance with its terms (except as enforcement may be limited by bankruptcy or insolvency laws, or by general equitable principles); and the execution and delivery of this Agreement and the consummation of the transactions contemplated by it will not violate or cause a default under any agreement or obligation of Metromail.


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     6.3 Claim Limits. No party shall be liable for any claim, loss, damage or liability arising from any breach of its or his representations or warranties under this Section 6.0 unless notified of such breach by another party prior to the second anniversary of the Effective Date, except that American List shall be liable for claims, losses, damages or liabilities arising from any breach of a representation or warranty relating to:

     (a) performance by ASL in fulfillment of orders placed by Metromail under
     Section 3.0, or

     (b) the ASL College Student at Home Files,

if notified of such breach by Metromail prior to the second anniversary of the date of completion of such services or on which ASL delivers (or was required under this Agreement to deliver) the copy of the ASL College Student at Home File to which the breach relates.

7.0 Limited Warranties and Liability: Indemnification.

     7.1 Exclusive Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO PARTY MAKES ANY REPRESENTATION OR WARRANTY TO ANY OTHER PARTY, AND ALL OTHER WARRANTIES, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY EXPRESSLY DISCLAIMED.

     7.2 Limitation of Liability. No party to this Agreement (the "Defaulting Party") shall have any liability to any other party to this Agreement (the "Injured Party") for any indirect, special or consequential damages, including, without limitation, lost profits, arising out of or resulting from this Agreement or the Defaulting Party's performance under this Agreement, even if the Defaulting Party knew of the likelihood of such damages. Each party shall be liable to the other for any unpaid royalties or fees due to the other under this Agreement and to refund any royalties paid in the event the service or obligation for which such royalty has been paid has not been delivered or performed. Each party's cumulative liability to the other for any other types of claims or damages arising out of or resulting from this Agreement or such party's performance under this Agreement shall not exceed $1,000,000. Notwithstanding the foregoing, this Section 7.2 shall not apply to the parties' liability for claims, losses, damages or liabilities under Section 7.3(ii).

     7.3 Indemnification. American List and Metromail (each of which, for the purposes of this Section 7.3 only, is referred to as the "Indemnifying Party") will defend, indemnify and hold the other (the "Indemnified Party") harmless from and against any and all claims, losses, damages or liabilities arising from
(i) any breach of the representations, warranties or covenants expressly set forth in this Agreement. or (ii) any claim that a list, file or database provided by the Indemnifying Party pursuant to this Agreement violates any copyright or other proprietary right of any third party. The Indemnifying Party's obligations under this Section 7.3 are conditional on the Indemnified Party taking the following actions: (a) notifying the Indemnifying Party promptly, in writing, of any indemnifiable claim served upon the Indemnified Party, (b) permitting the Indemnifying Party to control the defense of any such claim (provided that the Indemnified Party


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may participate in such defense, at its own expense), and (c) cooperating, at the Indemnifying Party's expense, with the Indemnifying Party in its defense of any such claim.

8.0 Term and Termination.

     8.1 Term. This Agreement shall be effective as of the Effective Date and, except as may be expressly set forth herein for specific rights and obligations, shall continue in effect until the tenth anniversary of the Effective Date. Sections 4.2, 4.3, 5.0, 6.0, 7.0, 9.0 and 10.0 shall survive expiration or termination of this Agreement. Unless this Agreement is terminated by Metromail in accordance with Section 8.2(a), Section 2.1 (a) shall survive the expiration or termination of this Agreement, and Section 2.1 (b) shall survive the termination of this Agreement until the tenth anniversary of the Effective Date. Unless this Agreement is terminated by ASL in accordance with Section 8.2(b),
Section 2.l(c) shall survive the termination of this Agreement until the tenth anniversary of the Effective Date.

8.2 Termination.

     (a) Metromail may terminate this Agreement if American List fails to fulfill any of its material obligations under this Agreement, and does not cure such failure after receiving written notice thereof from Metromail. A breach will be deemed cured:

          (i) if American List proposes a remedy for the alleged breach within thirty (30) days after receiving Metromail's notice and Metromail does not object to the proposed remedy in writing within ten (10) days thereafter, and American List completes the remedy within one hundred and twenty (120) days after having received Metromail's notice of breach;

          (ii) in the event Metromail objects to American List's proposed remedy, if American List offers an alternative remedy acceptable to ASL and completes the remedy within one hundred and twenty (120) days after the revised offer is made; or

          (iii) in the event American List disputes Metromail's claim of breach, if American List fulfills all obligations and makes all payments ordered or awarded within one hundred and twenty (120) days after any dispute resolution process is completed.

     (b) American List may terminate this Agreement if Metromail fails to fulfill any of its material obligations under this Agreement, and Metromail does not cure such failure after receiving written notice thereof from American List. A breach will be deemed cured:

          (i) if Metromail proposes a remedy for the alleged breach within thirty (30) days after receiving American List's notice and American List does not object to the proposed remedy in writing within ten
          (10) days thereafter, and Metromail completes the remedy within one hundred and twenty (120) days after having received American List's notice of breach;

          (ii) in the event American List objects to Metromail's proposed remedy, if Metromail offers an alternative remedy acceptable to ASL and completes the remedy within one hundred and twenty (120) days after the revised offer is made; or,

          (iii) in the event Metromail disputes American List's claim of breach, if Metromail fulfills all obligations and makes all payments ordered or awarded within one hundred and twenty (120) days after any dispute resolution process is completed.

9.0 Confidentiality.

     9.1 Confidential Information. American List and Metromail (each of which, for the purposes of this Section 9.1 only, is referred to as the "Receiving Party") will each keep the Confidential Information of the other (the "Disclosing Party") confidential, including without limitation, by maintaining reasonably adequate procedures to ensure compliance with this Agreement. The Receiving Party shall use the Confidential Information of the Disclosing Party only in the performance of its obligations under this Agreement or as contemplated by this Agreement, shall disclose such information within its organization only to those of its employees who need to know it to perform the Receiving Party's obligations under this Agreement, or to make use of it in the Receiving Party's business, as contemplated by this Agreement, shall instruct such employees of the necessity of keeping the Disclosing Party's Confidential Information confidential and shall disclose the Disclosing Party's Confidential Information only to those third parties (other than customers for such information, as contemplated by this Agreement) for which the Disclosing Party gives its prior written consent. Notwithstanding the foregoing, disclosures contemplated by Section 9.4 shall not constitute a violation of this Section.

     9.2 No License. Except as otherwise provided in this Agreement, all rights that Metromail may have in its Confidential Information and ALC and ASL may have in their Confidential Information, such as copyrights, trade secrets or other intellectual property rights, shall be retained exclusively by Metromail and ALC and ASL, respectively, and no grant of any license, waiver, or right with respect to any party's Confidential Information is made except as expressly provided in this Agreement.

     9.3 Exceptions. It will not be a violation of a party's obligations under
Section 9.1 to disclose information as required by law, provided that the party required to disclose such information gives the other party a reasonable opportunity to intervene to prevent such disclosure from being required or to obtain a protective order.

     9.4 Announcements. Metromail and American List will agree upon the substance of statements that may be made about this Agreement or the transactions contemplated by it, in response to inquiries or otherwise, and will, to the extent circumstances or legal requirements allow, conform all comments to such agreed-upon statements. If either party is required by law to make a filing or public statement about this Agreement or the transactions contemplated by it, the party who has such obligation shall have the final decision on the substance, format and content of such filing or statement. Metromail and American List may also disclose this Agreement and the transactions contemplated by it to their respective employees, suppliers and customers. Such disclosure will be generally consistent with the agreed-upon statements described above.

10.0 General

     10.1 Notices. Any notice required or permitted to be given under this Agreement shall be made in writing and delivered, (i) by hand, (ii) by certified or registered mail, postage prepaid, return receipt requested or (iii) by overnight courier, in each case to the parties at the addresses set forth below, or to such other addresses of which any of the parties has given notice as provided herein. All notices shall be deemed received on the date of delivery or, if mailed, on the date of receipt appearing on the return receipt card.

     If to Metromail:

          Metromail Corporation
          360 East 22nd Street
          Lombard, Illinois 60148
          Attn. Mr. James J. Mackey

          with a copy to:

          R. R. Donnelley & Sons Company
          77 West Wacker Drive
          Chicago, Illinois 60601-1696
          Attn. Mr. David C. Hart

     If to ASL or ALC:

          American Student List Company, Inc.
          330 Old Country Road
          Mineola, New York 11501
          Attn. Mr. Martin Lerner

     10.2 Entire Agreement. This Agreement constitutes the entire agreement and understanding between and among the parties concerning the subject matter hereof, and supersedes all prior written and oral agreements and understandings of the parties respecting the subject matter hereof. No representation or promise hereafter made by a party, nor any modification or amendment of this Agreement, by course of dealing or otherwise, shall be binding upon any party unless in writing and signed by the party to be bound thereby. Any variance from or addition to the terms and conditions of this Agreement will be of no effect unless agreed to in writing by an authorized representative of the party to be bound thereby.

     10.3 Waiver. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any party of any right, power or remedy preclude other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies that may be available to any party at law or in equity.

     10.4 Miscellaneous. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be unenforceable or void under applicable law, it shall be limited or construed so as to be enforceable and valid, consistent with the parties' manifest intentions or, if such limitation or construction is not possible, such provision shall be deemed stricken from this Agreement and the remaining provisions of this Agreement shall remain enforceable, unless such enforcement would be inconsistent with the parties' manifest intentions. The headings of the several paragraphs of this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

     10.5 Dispute Resolution

     (a) In the event of any dispute or disagreement between the parties as to any provision of this Agreement (or the performance of obligations hereunder), the matter, upon written request of either party, shall immediately be referred to representatives of the parties for decision, each party being represented by one individual who is authorized to settle the dispute (the "Representatives"). The Representatives shall promptly meet in a good faith effort to resolve the dispute.

     (b) If the Representatives do not agree upon a decision within sixty (60) calendar days after reference of the matter to them, the parties shall attempt in good faith to select a single, mutually acceptable, neutral advisor (the "Advisor"). If the parties are unable to agree on an Advisor, either party may request J.A.M.S./Endispute to select an Advisor. The Advisor shall, within thirty (30) calendar days of its receipt of the parties' request for assistance, recommend to the parties in writing a procedure for resolving such dispute. Such procedure may be non-binding, binding, or may be a multistep procedure involving both non-binding and binding procedures. The Advisor's recommendation shall also set forth rules for the recommended process including without limitation: (a) a schedule for the exchange of documents and short narrative statements summarizing each party's position on the dispute; (b) if appropriate in the Advisor's view, an expedited discovery schedule; (c) the format and location of the procedure; and (d) the time period in which such process is to be completed. If the parties do not mutually approve the Advisor's recommendations within ten (lO) days, the parties agree to present their respective cases at a non-binding hearing (the "Mediation"), the rules of which shall be established by the Advisor after consultation with the parties. At the conclusion of the Mediation, the Representatives shall meet and attempt to resolve the matter. If the matter cannot be resolved within such period as the Advisor deems reasonable, the Advisor shall (upon request of either party) certify to the parties that the dispute is incapable of resolution through mediation.

     (c) If the Advisor certifies to the parties that the dispute is incapable of resolution through mediation, then the dispute shall be finally settled under the Rules of American Arbitration Association. The board of arbitrators shall be composed of three arbitrators. Each party shall appoint one arbitrator. The two arbitrators so designated shall designate the third arbitrator. If any party fails to choose an arbitrator within thirty (30) days after notice of commencement of arbitration, the American Arbitration Association shall, upon request of either party, appoint the arbitrator or arbitrators to constitute or complete the panel, as the case may be. The arbitration shall be held in the venue of the person who did not demand the intervention of the Advisor and shall be conducted in English. The award rendered by the arbitration panel shall apportion the costs of arbitration. The panel need not be bound by the strict rules of law in making its decision, but may reach conclusions and render an award as a reasonable person. The arbitration award shall be final and binding on the parties and judgment thereon may be entered in any court having jurisdiction thereof or having jurisdiction over any of the parties or their assets. The parties agree that no party shall appeal to any court from the decision of the arbitration panel. In addition, no party shall have any right to commence or maintain any suit or legal proceeding concerning a dispute hereunder until the dispute has been determined in accordance with the arbitration provisions of this Section and then only for enforcement of the award rendered in such arbitration.

     (d) Each party shall enter into an agreement with each Advisor or arbitrator (a "Hearing official") which shall (a) prohibit any ex parte contacts with any Hearing Official without the prior written consent of the other party, unless such contacts are initiated by that Hearing Official, and (b) require any Hearing Official to treat any information conveyed to him or her as confidential and prohibit disclosure of any confidential or trade secret information.

     10.6 Non-Assignability. Neither this Agreement nor any rights or obligations created by this Agreement may be assigned by American List or by Metromail without, in the case of American List, the prior written agreement of Metromail or, in the case of Metromail, the prior written agreement of ALC. Subject to all of the terms and conditions hereof, this Agreement shall inure to the benefit of and is binding upon the parties hereto and their successors and permitted assigns.

     10.7 Authorized Signatories. The parties acknowledge and represent that the individuals signing this Agreement below are fully authorized to do so on behalf of their respective institutions.

     10.8 Force Majeure. Delays in a party's performance under this Agreement shall be excused to the extent caused by fire, flood, acts of God, war, revolution or civil disturbance.

     10.9 Independent Entities. Nothing in this Agreement shall be construed to create an agency relationship, partnership or joint venture between the parties. The parties are independent contracting entities.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

American List Corporation                Metromail Corporation

By: /s/ Martin Lerner                    By: /s/ Kenneth Slowoski
    ---------------------                    ------------------------
Title: President                         Title: V.P. Finance


American Student List Company, Inc.

By: /s/ Martin Lerner
   ----------------------
Title: President